Registration No. 333-

    As filed with the Securities and Exchange Commission on December 21, 2005

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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                                   ELTEK LTD.
             (Exact name of registrant as specified in its charter)

                Israel                               Not Applicable
    (State or other jurisdiction of        (I.R.S. Employer Identification No.)
    incorporation or organization)

             4 Drezner Street, Sgoola Industrial Zone, P.O. Box 159
                           Petach Tikva 49101, Israel
               (Address of Principal Executive Offices) (Zip Code)

                        ELTEK LTD. 2005 STOCK OPTION PLAN
                            (Full title of the plan)

                              Puglisi & Associates
                          850 Library Avenue, Suite 204
                                  P.O. Box 885
                             Newark, Delaware 19715
                     (Name and address of agent for service)

                               Tel. (302) 738-6680
          (Telephone number, including area code, of agent for service)

                                   Copies to:

     Steven J. Glusband, Esq.                    Helit Ben Israel, Adv.
   Carter Ledyard & Milburn LLP                Zellermayer, Pelossof & Co
          2 Wall Street                   The Rubinstein House, 20 Lincoln St.
     New York, New York 10005                    Tel-Aviv 67134, Israel
          (212) 732-3200                           + 972 (3) 625-5555

                         CALCULATION OF REGISTRATION FEE

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                                                       Proposed maximum                                   Amount of
   Title of securities to be       Amount to be       offering price per         Proposed maximum      registration fee
          registered              registered (1)             share           aggregate offering price        (2)
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Ordinary Shares, par value          284,500 (3)              $4.57 (4)            $1,300,165               $139.12
NIS 0.6 per share.........
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(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant's ordinary shares, par value NIS 0.6 per share (the "Ordinary Shares") that may be offered or issued pursuant to the Registrant's 2005 Stock Option Plan by reason of stock splits, stock dividends or similar transactions.

(2) Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum aggregate offering price multiplied by 0.000107.

(3) Issuable under options previously granted under the Registrant's 2005 Stock Option Plan.

(4) Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, in the case of Ordinary Shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the respective option grant. The exercise price of the options granted under the Registrant's 2005 Stock Option Plan is equal to New Israeli Shekels 21 per share, or in accordance with the U.S. dollar representative rate of exchange as published by the Bank of Israel on December 20, 2005, $4.57 per share ($1.00= NIS 4.598).



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This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities and Exchange Act, as amended (the "Exchange Act") (Commission File No. 000-15375) :

          (a) The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2004;

          (b) The Registrant's Reports of Foreign Private Issuer on Form 6-K submitted to the Commission on March 22, 2005, May 24, 2005, August 12, 2005, August 15, 2005, October 6, 2005, November 14, 2005, November 15, 2005 and November 23, 2005; and

          (c) The description of the issuer's securities contained in the Registrant's Form 20-F for the fiscal year ended December 31, 2004.


         In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant's Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Exculpation of Office Holders

         The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may, if permitted by its articles of association, exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care. However, a company may not exculpate in advance a director from his liability to the company with respect to a breach of his duty of care in the event of distributions. Our articles of association allow us to exculpate any office holder from his or her liability to us for breach of duty of care, to the maximum extent permitted by law, before or after the occurrence giving rise to such liability.

         Insurance of Office Holders

         The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract for the insurance of the liability of any of its office holders with respect to an act performed by him in his capacity as an office holder, for:

          o    a breach of his duty of care to the company or to another person;

          o a breach of his duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the company's interests; or

          o a financial liability imposed upon him in favor of another person.

         Our articles of association provide that, subject to any restrictions imposed by applicable law, we may procure, and/or undertake to procure, insurance covering any past or present or future office holder against any liability which he or she may incur in such capacity, including insurance covering us for indemnifying such office holder, to the maximum extent permitted by law.

         Indemnification of Office Holders

         The Israeli Companies Law provides that a company may, if permitted by its articles of association, indemnify an office holder for acts or omissions performed by the office holder in his or her capacity as an office holder of the company for:

          o a financial obligation imposed upon the office holder in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court;

          o reasonable litigation expenses, including attorney's fees, expended by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him or the imposition of any financial liability in lieu of criminal proceedings, or concluded without the filing of an indictment against him and a financial liability was imposed on him in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

          o reasonable litigation expenses, including attorney's fees, incurred by the office holder or charged to him or her by a court: (a) in a proceeding instituted against him or her by or on behalf of the company or by another person, (b) in a criminal charge from which he or she was acquitted, or (c) in a criminal proceeding in which he or she was convicted of a crime which does not require proof of criminal intent.

         The Israeli Companies Law provides that a company's articles of association may permit the company to indemnify an office holder following a determination to this effect made by the company after the occurrence of the event in respect of which the office holder will be indemnified. It also provides that a company's articles of association may permit the company to undertake in advance to indemnify an office holder, provided that the undertaking is limited to types of events, which, in the opinion of the company's board of directors, are, at the time of giving the undertaking, foreseeable due to the company's activities and to an amount or standard that the board of directors has determined is reasonable under the circumstances. Our articles of association provide that we may undertake to indemnify in advance an office holder, in accordance with the conditions set under applicable law, against any liabilities he or she may incur in such capacity, provided that such undertaking is limited with respect to categories of events that can be expected as determined by our board of directors when authorizing such undertaking, and with respect to such amounts determined by our board of directors as reasonable in the circumstances. Furthermore, under our articles of association, we may indemnify any past or present office holder, in accordance with the conditions set under any law, with respect to any past occurrence, whether or not we are obligated under any agreement to indemnify such office holder in respect of such occurrence.

         Limitations on Exculpation, Insurance and Indemnification

         The Israeli Companies Law provides that a company may not enter into a contract for the insurance of the liability of an office holder nor indemnify an office holder nor exculpate an office holder from his liability to the company for any of the following:

          o a breach by the office holder of his duty of loyalty unless, with respect to indemnification and insurance coverage, the office holder acted in good faith and had reasonable grounds to assume that the act would not harm the company;

          o    a breach by the  office  holder of his duty of care if the breach
               was  committed   intentionally  or  recklessly,   unless  it  was
               committed only negligently;

          o any act or omission committed with the intent to realize a personal illegal profit; or

          o    any fine or monetary composition imposed on the office holder.

         In addition, under the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, an office holder must be approved by the company's audit committee and board of directors and, if such office holder is a director, also by the company's shareholders.

         We have agreed to indemnify our office holders to the fullest extent permitted by law. We currently maintain directors and officers liability insurance with a per claim and aggregate coverage limit of $10 million. Under our current directors and officers liability insurance policy, losses will be paid in accordance with the following order of priority: first, on behalf of officers and directors, for all loss that they will be obligated to pay as a result of a claim made against them; thereafter, on our behalf, for all loss that an officer or director will be obligated to pay as a result of a claim made against them, to the extent that we are required or permitted by law to indemnify our officers and directors; and thereafter, on our behalf, for all loss that we will be obligated to pay as a result of a securities claim made against us.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

      4.1    Memorandum of Association, as amended (1)

      4.2    Articles of Association, as amended (2)

      4.3    Eltek Ltd. 2005 Stock Option Plan (3)

      5.     Opinion of Zellermayer, Pelossof & Co.

      23.1   Consent of Zellermayer, Pelossof & Co. (contained in Exhibit 5)

      23.2   Consent of Somekh Chaikin, Member Firm of KPMG International

      24     Power of Attorney (included as part of this Registration Statement)

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          (1) Filed as an exhibit to the Registrant's Registration Statement on Form F-1, registration number 333-5770, as amended, filed with the Commission, and incorporated herein by reference.

          (2)  Filed as Exhibit 3.2 to the  Registrant's  Annual  Report on Form
               20-F  for  the  fiscal  year  ended   December  31,   2003,   and
               incorporated herein by reference.

          (3) Filed as Appendix A to the Registrant's Proxy Statement for the 2005 Annual General Meeting of Shareholders filed on Report of Foreign Private Issuer on Form 6-K for the month of November 2005, and incorporated herein by reference.

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section
                               10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events
                               arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii) To include any material information with
                               respect to the plan of distribution not
                               previously disclosed in this Registration
                               Statement or any material change to such information in this Registration Statement;

                               provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
                  Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
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         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on December 21, 2005.


                                  ELTEK LTD.


                                  By: /s/Arieh Reichart
                                      -----------------
                                  Name: Arieh Reichart
                                  Title:   President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arieh Reichart and Amnon Shemer and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of Eltek Ltd., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on December 21, 2005, by the following persons in the capacities indicated.

   Signature                                 Title
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/s/ Nissim Gilam
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Nissim Gilam                             Chairman of the Board of Directors

/s/ Arieh Reichart
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Arieh Reichart                           President and Chief Executive Officer

/s/Amnon Shemer
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Amnon Shemer                             Vice President, Finance and Chief
                                          Accounting and Financial Officer

/s/David Banitt
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David Banitt                             Independent Director

/s/Jack Bigio
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Jack Bigio                               Director

/s/ Revital Dgani
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Revital Dgani                            Outside Director

/s/ Joseph Maiman
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Joseph Maiman                            Director

/s/ Eliyaho Tov
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Eliyaho Tov                              Outside Director

/s/ Joseph Yerushalmi
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Joseph Yerushalmi                        Director

Puglisi & Associates
By: /s/ Gregory F. Lavelle
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Name:   Gregory F. Lavelle               Authorized Representative in the
Title:   Vice President                   United States